Exhibit 99.1

Quest Diagnostics Announces Chief Financial Officer Transition Plan

MADISON, N.J., March 14, 2013 -- Quest Diagnostics (NYSE:DGX), the world's leading provider of diagnostic information services, today announced that Robert A. Hagemann, Senior Vice President and Chief Financial Officer, plans to leave the company at the end of May 2013.  The company is launching a search for a new CFO that will consider both internal and external candidates, and Mr. Hagemann will assist in identifying his successor.  Mr. Hagemann will continue in his capacity as CFO through May 31, 2013, unless a successor is named and the transition is complete before that date.

"We are grateful to Bob for his service to Quest Diagnostics and the leadership he has demonstrated since joining the company in 1992," said Steve Rusckowski, President and Chief Executive Officer. "Quest Diagnostics has benefited enormously from Bob’s financial and business expertise over his long tenure with the company. On behalf of the entire organization, we thank Bob for his many contributions and wish him well in all his future endeavors."

“It has been incredibly gratifying to have had a hand in building the world’s leader in diagnostic information services,” said Mr. Hagemann. “Quest Diagnostics has a very bright future. We have a new, clear strategy and an outstanding team that is leading the company forward. At this point, after 21 years with the company and almost 15 years as the CFO, we agreed now is a good time for a change. I thank everyone at Quest for the tremendous support I have received over the years.”

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic information services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic information services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com. Follow us at Facebook.com/QuestDiagnostics and Twitter.com/QuestDX.

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